Ohr Pharmaceutical, Inc. 10-K

Exhibit 10.2(c)

CONSULTING AGREEMENT AND RELEASE

This Consulting Agreement and Release (this “Agreement”) is entered into as of the 11th day of December, 2015, by and between Ohr Pharmaceutical, Inc., hereinafter referred to as the “Company” and Irach B. Taraporewala, hereinafter referred to as the “Consultant.”

WHEREAS, the Company wishes to engage the Consultant to provide transition advisory services to the Company; and

WHEREAS, the Consultant is willing to accept such engagement on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual premises, covenants and agreements set forth below and intending to be legally bound, the parties hereto agree as follows:

1.

Termination of Employment. The Consultant acknowledges that his employment with the Company ceased on [DATE], as a result of the Consultant’s resignation (the “Employment Termination Date”). Irrespective of whether the Consultant executes, delivers and does not revoke this Agreement, the Company will pay the Consultant all unpaid wages and expense reimbursements accrued through the Employment Termination Date, less withholding taxes and any other deductions required by law. On the Employment Termination Date, your participation in the Company’s benefit plans ceased, subject to any post-termination benefit rights that you may have under such plans and in accordance with their terms, applicable law or this Agreement. You will receive, under separate cover, information regarding your entitlement to continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or applicable state law. The Consultant further acknowledges and agrees that: (a) that the Consultant shall take all actions required to effect the Consultant’s immediate resignation from all offices held by the Consultant with the Company, including, without limitation, the Consultant’s position as an officer of the Company and member of the Company’s Board of Directors (the “Board”); and (b) all prior agreements related to the Consultant’s employment with the Company are hereby terminated, are null and void and are of no further force or effect.

2.

Engagement as Consultant. Subject to and contingent upon the Consultant’s execution, delivery to the Company and non-revocation of this Agreement, the Company hereby engages the Consultant to provide transition advisory services to the Company with respect to matters he previously worked on for and on behalf of the Company so as to help facilitate an orderly transition of such matters, and the Consultant hereby accepts such engagement, upon the terms and conditions set forth in this Agreement.

3.

Term of Engagement. The term of the Consultant’s engagement with the Company shall commence on the Effective Date of this Agreement as defined in Paragraph 13 hereof (provided that this Agreement becomes effective), and shall expire on the second anniversary thereof (the “Consulting Term”).

4.

Duties. Upon reasonable request, the Consultant shall provide advice or assistance of a transitional nature to the Company as reasonably requested by Jason Slakter or such other individual as the Company may designate.

5.

Consulting Fees. As compensation for the services to be rendered by the Consultant pursuant to this Agreement during the Consulting Term, the Company agrees to pay to the Consultant the following, provided this Agreement becomes effective in accordance with its terms, and subject to the Consultant’s compliance with all of the terms and conditions hereof:

(a)

The Company will pay the Consultant a retainer in the amount of $15,000 within thirty (30) days following with Effective Date of this Agreement.

(b)

The Company will pay the Consultant a retainer in the amount of $15,000 as a retainer on the first anniversary of the Effective Date.

(c)

The Company will pay the Consultant a monthly fee of $5,000 during each month of the Consulting Term, in consideration for which the Consultant shall provide the Company up to five (5) hours of consulting services per week. In any week during the Consulting Term in which the Consultant provides the Company in excess of five (5) hours of consulting services, the Company shall pay the Consultant at the rate of $1,000 per day, for a minimum of five (5) hours of services in a day, and pro-rated on the basis of an eight (8) day in any such day in which the Consultant provides fewer than five (5) hours of services, up to a maximum of five (5) days. If and to the extent the Company requires the Consultant to provide additional consulting services, the fee therefor shall be mutually agreed by the Company and the Consultant.

(d)

The Company shall grant the Consultant 120,000 shares of the Company’s restricted stock, subject to the terms and conditions of any agreement between the Company and the Consultant related to such grant, including, but not limited to, any restricted stock agreement and any lock-up agreement.

(e)

The Company shall reimburse the Consultant’s actual, reasonable pre-approved transportation and lodging expenses, in the event the Consultant is required to travel in connection with the performance of the services to be provided by the Consultant hereunder.

6.

Relationship between the Parties. The relationship of the Consultant to the Company shall be that of an independent contractor and neither this Agreement nor any conduct hereunder shall be deemed to create a relationship of employer-employee, partnership, joint venture or any other common enterprise. Except as limited in this Agreement, Consultant shall retain the right to perform services for the general public during the term of this Agreement, and the Company will not control the manner, means or method by which Consultant performs services. Consultant shall be responsible for payment of all taxes including Federal, State and Local income taxes arising out of Consultant’s earnings for her activities under and in accordance with this Agreement, and Consultant hereby agrees to indemnify and hold the Company harmless with respect to all payments claimed or assessed by any taxing authority with respect to same, including reasonable attorneys’ fees, costs and disbursements.

7.

Confidential Information. The Consultant agrees that for the period of his engagement with the Company and thereafter, the Consultant will not, except as required for the performance of his duties with the Company, disclose or use, or enable any third party to disclose or use, any Confidential Information (as defined below) of the Company or its affiliates. The Consultant may not take or replicate Confidential Information for his personal benefit or for the benefit of a third party unrelated to the Company, including, but not limited to, saving a copy of Confidential Information on a non-Company computer, USB flash drive, zip drive, or otherwise, without the Company’s prior written approval. The Consultant further agrees that all information, including, without limitation, all Confidential Information, he develops or discovers in connection with the performance of his duties is the sole and exclusive property of the Company, and the Consultant hereby assign to the Company all of his right, title and interest in and to same. “Confidential Information” means all trade secrets, data and other information relating to the operations of the Company and its affiliates, whether in hard copy, electronic format or communicated orally, that the Consultant acquires through his engagement with the Company, or that the Company or its affiliates treats as confidential through its policies, procedures and/or practices. Confidential Information is limited to information which is not generally known to the public, and includes information which the Consultant knows the Company does not intend to be made public. Examples of Confidential Information include, but are not limited to: information concerning the Company’s operations, methods, technology, software, developments, inventions, accounting and legal and regulatory affairs; information concerning the Company’s sales, marketing, servicing, bidding, product development and investment activities and strategies; information concerning the identity, addresses, telephone numbers, email addresses, needs, business plans and creditworthiness of the Company’s past, present and prospective customers and clients; information concerning the terms on which the Company provides products and services to such past, present and prospective customers and clients; and information concerning the Company’s pricing strategies for its products and services. For purposes of clarity, this provision includes the Consultant’s agreement not to disclose Confidential Information to a Company employee other than as required for the Consultant and such Company employee to perform duties for the Company. This provision does not restrict the Consultant from providing information as required by a court or governmental agency with appropriate jurisdiction; however, in the event the Consultant is so required, the Consultant agrees that he will give the Company immediate written notice of such disclosure requirement in order to allow the Company the opportunity to respond to such request.

8.

Restrictive Covenants. The Consultant acknowledges that the Company’s relationships with its customers, clients, business partners and employees are extremely valuable and are the result of the investment of substantial time, resources and effort in developing, servicing and maintaining such relationships, and that, during the Consultant’s engagement, he will be provided with and/or have access to Confidential Information, including without limitation, confidential and proprietary information concerning such relationships and the Company’s operations. In consideration for the Consultant’s engagement and for the Company providing to him such confidential and proprietary information, the Consultant agrees that while he is engaged by with the Company and for twelve (12) months following the termination of your employment for any reason whatsoever, that:

(a)

The Consultant will not, within the United States of America or India, directly or indirectly, engage in, own or control any interest in, or act as an officer, director, partner, employee of, or consultant or advisor to, any firm, institution or other entity directly or indirectly engaged in the development, production, marketing or sale of novel therapeutics and delivery technologies for the treatment of ocular disease (the “Business”). Likewise, the Consultant will not perform activities of the type which in the ordinary course of business would involve the utilization of Confidential Information or Trade Secrets protected from disclosure in this Agreement. Notwithstanding the foregoing, the Consultant may own or hold equity securities (or securities convertible into, or exchangeable or exercisable for, equity securities) of companies or entities that engage in the Business; provided, however, that (i) such equity securities are publicly traded on a securities exchange, and (ii) the Consultant’s aggregate holdings of such securities do not exceed at any time one percent (1%) of the total issued and outstanding equity securities of such company or entity.

(b)

The Consultant will not, directly or indirectly, recruit, engage or hire any independent contractor or employee of the Company or its affiliates, or otherwise attempt to induce any such individual to leave the employment or engagement of the Company or its affiliates, to become an employee of or otherwise be associated with the Consultant or any company or business with which the Consultant is or may become associated.

(c)

The Consultant will not, directly or indirectly, solicit or accept the trade or patronage of any clients, customers or prospective clients or customers of the Company or its affiliates with which during his engagement with the Company the Consultant had personal contact or supervised the efforts of those who have personal contact in an effort to create, expand or further a business relationship between the Company and such existing or prospective customer or client.

(d)

The Consultant agrees that this Agreement contains special and sufficient consideration for his covenants in this Paragraph 8, and that the restrictions on non-competition and non-solicitation are reasonable in terms of duration, scope and subject matter, and are no more than that which is reasonably required for the protection of the Company’s business and Confidential Information.

9.

Inventions. All discoveries, ideas, creations, inventions and properties (collectively, “Discoveries”), written or oral, which the Consultant (a) creates, conceives, discovers, develops, invents or uses during his engagement with the Company, whether or not created, conceived, discovered, developed or invented during regular working hours, or which are (b) created conceived, discovered, developed invented or used by the Company or its affiliates, whether or not in connection with the Consultant’s engagement with the Company, will be the sole and absolute property of the Company and the Company’s applicable affiliate for any and all purposes whatsoever, in perpetuity. The Consultant will not have, and will not claim to have, any right, title or interest of any kind or nature whatsoever in or to any such Discoveries. For the avoidance of doubt, the Consultant hereby assigns to the Company all of his right, title and interest in and to same. If any Discoveries, or any portion thereof, are copyrightable, it shall be a “work made for hire,” as such term has meaning in the copyright laws of the United States.

The previous paragraph shall not apply to any Discoveries (i) for which no equipment, supplies, facility or trade secret information of the Company, its affiliates or any customer of the Company was used and which was developed entirely on the Consultant’s own time, (ii) which does not relate to the business of the Company, its affiliates or to that of any customer of the Company and (iii) which does not result from any work performed for the Company, its Affiliates or any customers of the Company.

The Consultant further agrees that he will identify to the Company all Discoveries he develops during his engagement with the Company. Upon request by the Company, the Consultant will disclose any such Discoveries to the Company (by a full and clear description) for the purpose of determining the Company’s rights therein and will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable in order to vest title in such Discoveries in the Company.

10.

Non-Disparagement. The Consultant shall not make any slanderous, libelous or disparaging remarks, statements, writings, announcements or conversations of any kind about the Company, its business operations, its affiliates, business plans, or its employees, officers or directors at any time, and similarly, the Company shall not make any slanderous, libelous or disparaging remarks, statements, writings, announcements or conversations of any kind about the Consultant or her professional or personal abilities or character. Notwithstanding the foregoing or anything else in this Agreement to the contrary, nothing in this Agreement shall operate to prevent either party from testifying truthfully under oath in any legal or administrative proceeding.

11.

Release.

(a)

In consideration of and subject to the terms and conditions set out in this Agreement, the Consultant, on behalf of himself and his heirs, representatives, executors, assigns and similar related persons, agree to release and discharge unconditionally the Company (including any subsidiaries, affiliates and related entities, and all respective officers, directors, employees, benefit plan administrators and trustees, agents, attorneys, accountants, insurers, representatives, affiliates, successors and assigns, collectively, the “Releasees”), from any and all claims, actions, causes of action, demands, obligations, expenses, agreements, lawsuits, liabilities or damages of any kind (including attorneys fees and costs actually incurred) arising from the Consultant’s employment with the Company and his separation from that employment or otherwise, whether known or unknown to the Consultant, which the Consultant ever had or now have upon or by reason of any matter, cause or thing, up to and including the day on which the Consultant signs this Agreement (collectively, the “Claims”), and the Consultant agrees that this Agreement constitutes a full, complete and knowing waiver of all such Claims.

(b)

The Claims the Consultant is waiving include, but are not limited to, Claims based on Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Equal Pay Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, and any common law, public policy, contract (whether oral or written, express or implied) or tort law, and any other local, state or federal law, regulation or ordinance having any bearing whatsoever on the terms and conditions of your employment and the cessation thereof. This Agreement is not intended to affect: the Consultant’s rights under this Agreement; claims that cannot be waived as a matter of law; or the Consultant’s rights, if any, to post-termination benefits to which you may be entitled under Company benefit plans and in accordance with their terms.

(c)

The Consultant understands and agrees that the Company’s obligations set forth in this Agreement, which the Consultant is not otherwise entitled to, are in lieu of any and all other amounts to which the Consultant might be, is now, or may become entitled to receive from the Company or any Releasee upon any Claim. Without limiting the generality of the foregoing, the Consultant understands and acknowledges that this release of claims includes, but is not limited to, his waiver of all Claims that he may have or assert to compensation, employment or reinstatement to employment, salary, wages, back pay, front pay, interest, bonuses, contributions to or vesting in any employee benefit plans, profit sharing and/or equity generally, damages, accrued sick leave, medical benefits, overtime, attorneys’ fees or costs, and benefits of any kind or any nature arising or derivative from his employment with the Company, his separation from employment with the Company, or otherwise, including but not limited to those arising in tort, contract or any statute, except for those expressly provided for in this Agreement and except for post-employment rights, if any, that he may be entitled to under any of the Company benefit plans and in accordance with their terms.

(d)

Notwithstanding anything to the contrary contained in this Agreement, nothing herein is intended to release or waive the Consultant’s rights: (i) under COBRA, (ii) to unemployment insurance benefits (it being understood that the Company shall not contest the Consultant’s application for unemployment insurance benefits), (iii) to any accrued and vested pension benefits, or (iv) to commence an action to enforce the terms of this Agreement.

12.

ADEA Waiver. The Consultant acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act (“ADEA”) and that this waiver and release is knowing and voluntary. The Consultant acknowledges that the consideration given for this Agreement is in addition to anything of value to which he is already entitled. The Consultant further acknowledges that he has been advised by this writing that: (i) he should consult with an attorney prior to executing this Agreement; (ii) he has up to twenty-one (21) days from the date of this Agreement in which to consider this Agreement, although he may, at your discretion, sign and return the Agreement at any earlier time, in which case he waives all rights to the balance of this twenty-one (21) day review period; (iii) he has seven (7) days following his execution of this Agreement to revoke this Agreement (the “Revocation Period”); (iv) this Agreement, including the ADEA waiver, shall not be effective until the Revocation Period has expired; and (v) nothing in this Agreement prevents or precludes the Consultant from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA. The Consultant acknowledges that if he has not returned the signed Agreement within the time permitted, then the offer of payments and benefits set forth herein, including but not limited to the Consultant’s engagement by the Company, will expire by their own terms at such time. The Consultant also recognizes that revocation of this Agreement must be in writing and must be delivered to Aurora Cassirer, Troutman Sanders LLP, 875 Third Avenue, New York, New York 10022, by certified mail or courier service (signature of receipt required).

13.

Effective Date. This Agreement shall not become effective until the eighth (8th) day following the date on which the Consultant signs this Agreement (the “Effective Date”), as indicated below, provided that the Consultant has not revoked it within the seven-day Revocation Period.

14.

Confidentiality of Agreement. The Consultant agrees that he will keep the terms of this Agreement confidential, and that he shall not disclose any information concerning the terms of this Agreement to anyone, except, as necessary, to his immediate family, legal, tax and/or financial advisors who, at the Consultant’s direction, shall be similarly bound. The Consultant acknowledges and understands that disclosure of the terms of this Agreement shall constitute a material breach of this Agreement. He shall instruct anyone to whom disclosure is made under the terms of this Agreement of their obligation not to disclose the same to any others.

15.

Miscellaneous Provisions.

(a)

The Consultant hereby represents and warrants to the Company and the Releasees that he has not filed any action, complaint, charge, grievance, arbitration or similar proceeding against the Company or the other Releasees. The Consultant agrees that he will not seek or accept any award, damages, recovery or settlement from any source or proceeding pertaining to his employment, his separation or otherwise. Nothing in this Agreement restricts the Consultant’s communications with any law enforcement or government agency, provided that such communications are consistent with all applicable laws.

(b)

On or before the Termination Date, the Consultant agrees to return to the Company all of its property, equipment, credit cards, documents and records, including materials generated or collected by him during the course of his employment, all of which are the property of the Company.

(c)

By entering into this Agreement, the Company does not admit, and specifically denies, any liability, wrongdoing or violation of any law, statute, regulation or policy, and it is expressly understood and agreed that this Agreement is being entered into solely for the purpose of amicably resolving all matters in controversy of any kind whatsoever concerning the Consultant’s employment and the separation of his employment.

(d)

The Consultant acknowledges that, except as expressly set forth herein, this Agreement constitutes the entire agreement between the Consultant and the Company concerning his employment and its separation, and supersedes all prior and contemporaneous oral and written agreements, understandings and representations, including any oral promises made by anyone at the Company. This Agreement may not be modified or changed except by written instrument executed by both parties.

(e)

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, except for such laws as would require application of the substantive law of another jurisdiction. If any provision in this Agreement is held by any court to be more restrictive than permitted by applicable law, such provision shall be limited to the extent permitted by law. If any provision in this Agreement is held by any court to be invalid or unenforceable for any reason, the remaining provisions shall be construed as if the invalid or unenforceable provision had not been included.

(f)

The Consultant agrees that a violation of any covenant in Paragraphs 7 through 10 and 14 hereof, or their subparagraphs, will cause immediate and irreparable injury to the Company that cannot be adequately remedied by monetary damages, and will entitle the Company to immediate injunctive relief and/or specific performance in any forum with competent jurisdiction, without the necessity of posting bond or proving actual damages, as well as to all other legal or equitable remedies to which the Company may be entitled.

(g)

By signing below, Consultant acknowledges that Consultant has read this Agreement, understands its meaning and content, has consulted with an attorney of Consultant’s choice about the Agreement (including the general release in Section 9 (a) hereof, subject to the exceptions contained therein) and knowingly and voluntarily assents to all of the terms and conditions in this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

OHR PHARMACEUTICAL, INC.

By	/s/ Jason Slakter

title	CEO
Date	December 11, 2015

CONSULTANT

/s/ Irach B. Taraporewala
Date	December 11, 2015